EXHIBIT 10.4



                            ASSET PURCHASE AGREEMENT


THIS AGREEMENT, dated as of October 26, 1998, is made between and among CHILDREN'S BROADCASTING CORPORATION (referred to herein as "CBC"), CHILDREN'S RADIO OF DALLAS, INC., a Minnesota corporation ("CR Dallas"), CHILDREN'S RADIO OF PHOENIX, INC., a Minnesota corporation ("CR Phoenix"), and CHILDREN'S RADIO OF NEW YORK, INC., a New Jersey corporation ("CR New York") (CR Dallas, CR Phoenix and CR New York are sometimes collectively referred to herein as the "Asset Subsidiaries"); KAHZ-AM, INC., a Minnesota corporation ("KAHZ-AM"), KIDR-AM, INC., a Minnesota corporation ("KIDR-AM"), and WJDM-AM, INC., ("WJDM-AM"), a Minnesota corporation (KAHZ-AM, KIDR-AM and WJDM-AM are sometimes collectively referred to herein as the "License Subsidiaries"; the Asset Subsidiaries and the License Subsidiaries are sometimes collectively referred to herein as the "Subsidiaries"; and CBC and the Subsidiaries are sometimes collectively referred to herein as the "Sellers"); and RADIO UNICA CORP., a Delaware corporation (the "Buyer"); and

                              W I T N E S S E T H :

          THAT, WHEREAS, CBC is the owner and holder of 100% of the issued and outstanding stock of the Asset Subsidiaries; and WHEREAS, each of the Asset Subsidiaries is the owner of all the assets of the radio station indicated below licensed to the community listed below (collectively referred to herein as the "Stations"), except for the Federal Communications Commission (the "FCC" or the "Commission") licenses, permits or authorizations issued with respect to the Stations, and are the owners and

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holders of 100% of the issued and outstanding stock of the License Subsidiary designated by the respective Station's call letters:

          CR Dallas      KAHZ(AM)       Fort Worth, Texas
                         1360 kHz

          CR Phoenix     KIDR(AM)       Phoenix, Arizona
                         740 kHz

          CR New York    WJDM(AM)       Elizabeth, New Jersey
                         1530 kHz

          CR New York    WBAH(AM)       Elizabeth, New Jersey
                         1660 kHz

          WHEREAS, the License Subsidiaries are the FCC licensees and/or permittees of the Stations indicated above; and

          WHEREAS, Sellers have previously entered into a purchase agreement with Catholic Radio Network, LLC ("CRN"), dated April 17, 1998, as amended (the "CRN Agreement") and the parties are desirous of entering into this agreement subject to the rights of CRN and CBC to close upon the CRN Agreement; and
          WHEREAS, subject to and conditioned upon the consent of the FCC, the termination of CRN's right to acquire the Stations under the CRN Agreement or amendment of the CRN Agreement to exclude the Stations and the other conditions set forth herein, the Sellers desire to sell and transfer and Buyer desires to purchase and acquire the Stations and certain of the tangible and intangible assets of the Sellers used or held for use in connection with the operation of the Stations, all as is more fully described below.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                           SALE AND TRANSFER OF ASSETS

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          Buyer acknowledges that Sellers have entered into the CRN Agreement.
Buyer further acknowledges that the CRN Agreement is in full force and effect as of the date of execution hereof, and that the First Amendment to the CRN Agreement provides, among other things that the transaction will close on October 16, 1998, subject to CRN's right to extend the closing date until October 30, 1998, upon payment of a fee to Sellers no later than October 19, 1998 (the "First Extension Fee") and October 26, 1998 (the "Second Extension Fee"). Accordingly, Buyer acknowledges that Sellers' obligations under this Agreement are subject to Sellers' and CRN's rights and obligations under the CRN Agreement. Sellers agree that if at the close of business on October 19, 1998, all of the conditions to CRN's obligations to close under the CRN Agreement have been satisfied and CRN has not paid to Sellers the First Extension Fee, Sellers will immediately terminate the CRN Agreement. Further, Sellers agree that if at the close of business on October 26, 1998, all of the conditions to CRN's obligations to close under the CRN Agreement have been satisfied and CRN has not paid to Sellers the Second Extension Fee, Sellers will immediately terminate the CRN Agreement. Further, Sellers agree that if CRN has paid the First Extension Fee and the Second Extension Fee, and all of the conditions to CRN's obligations to close have been fulfilled, Sellers will grant no further extensions of the closing date under the CRN Agreement beyond November 5, 1998, and will terminate the CRN Agreement if all the conditions to CRN's obligations to close have been fulfilled.

          At closing of the transaction described herein ("Closing"), the Sellers shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any lien, encumbrance, interest, reservation, restriction, mortgage or security interest of any nature whatsoever, except for Excluded Assets (as defined below), and except as otherwise expressly provided herein, all the assets of the Sellers described below, including the business and goodwill, used or held for use in connection with the operation of the Stations and including all replacements and additions thereto between October 8, 1998, and the Closing Date (as hereinafter defined) (collectively, the "Acquired Assets"):

1.1. All licenses, permits and authorizations ("Licenses") issued by the Commission for the operation of or used in connection with the operation of the Stations, all of which are listed on Schedule A attached hereto, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto;

1.2. All of the Sellers' owned or leased real property interests relating to the operation of the Stations including that described in Schedule B attached hereto;

1.3. All tangible personal property owned by the Sellers used or held for use in the operation of the Stations including but not limited to the property listed on Schedule C attached hereto, and any replacements therefor or improvements thereof acquired or constructed prior to Closing ("Personal Property");

1.4. Subject to Section 2.6 of this Agreement, all of the Sellers' rights and benefits under the business agreements, leases and contracts listed on Schedule D attached hereto, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases and contracts made or entered into by the Sellers in the ordinary course

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          of business between October 8, 1998 and the
          Closing approved in writing by Buyer or otherwise permitted hereunder ("Leases and Agreements");

1.5. All other licenses, permits or authorizations issued by any government or regulatory agency other than the FCC, which are used in connection with the operation of the Stations, all of which are listed on Schedule A ("Permits") and pending applications therefor;

1.6. All right, title and interest of the Sellers in and to the use of the call letters for the Stations (referred to herein as the "Call Letters"), to the extent they can be conveyed; together with all common law property rights, goodwill, copyrights, trademarks, service marks, trade names and other similar rights used in connection with the operation of the Stations, including all additions thereto, listed on Schedule E attached hereto ("General Intangibles");

1.7. All of the Subsidiaries' magnetic media, electronic data processing files, systems and computer programs, logs, public files, records required by the FCC, vendor contracts, supplies, maintenance records or similar business records relating to or used in connection with the operation of the Stations, but not including records pertaining to corporate affairs (including tax records) and original journals, provided copies are supplied to Buyer. The Sellers shall have reasonable access to all such records which might be in the possession of Buyer for a period of two (2) years following the Closing, and shall, at its own expense, have the right to make copies thereof; and

1.8. All rights and claims of Sellers whether mature, contingent or otherwise, against third parties relating to the Acquired Assets, whether in tort, contract, or otherwise, under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors.

1.9 "Excluded Assets" means cash on hand, accounts receivable and the office lease with Lincoln Building Associates.

                                    ARTICLE 2
                           PURCHASE PRICE AND PAYMENTS

2.1. PURCHASE PRICE. As the purchase price for the Acquired Assets, Buyer agrees to pay to the Sellers the sum of Twenty-Nine Million Two Hundred Fifty Thousand and no/100 Dollars ($29,250,000.00), subject to adjustment as provided herein (the "Purchase Price").

2.2. METHOD OF PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

          2.2.1. ESCROW DEPOSIT. Contemporaneously with the earlier of (i) the termination of the CRN Agreement or (ii) the termination of CRN's right to acquire the Stations by amendment or waiver of the CRN Agreement (the "Effective Time"), Buyer and Sellers shall enter into an escrow agreement substantially in the form attached hereto as
                    Exhibit 1-A with such changes as First Union National Bank may in its

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                    discretion reasonably require,, pursuant to which Buyer will deposit into escrow the sum of Two Million Nine Hundred Twenty-Five Thousand and no/100 Dollars ($2,925,000.00) (the "Damages Escrow Funds"). At Closing, the Damages Escrow Funds, including any interest thereon, shall be delivered to Sellers and shall be a credit to Buyer against the Purchase Price subject to the provisions governing the release and delivery of the Damages Escrow Funds contained in Article 6 hereof.

                    In addition to entering into the escrow agreement in the form attached hereto as Exhibit 1-A, at the Effective Time Buyer and Sellers shall enter into a second escrow agreement substantially in the form attached hereto as Exhibit 1-B with such changes as First Union National Bank may in its reasonable discretion require, pursuant to which Buyer will deposit into escrow the sum of Seven Million Seventy-Five Thousand and No/100 Dollars ($7,075,000.00) (the "Purchase Price Escrow Funds"). At Closing, the Purchase Price Escrow Funds, including any interest thereon, shall be delivered to Sellers and shall be a credit to Buyer against the Purchase Price. Further provisions governing release and delivery of the Purchase Price Escrow Funds shall be as set forth in
                    Article 6 hereof.

          2.2.2. At Closing, Buyer shall also receive a credit against the Purchase Price in an amount equal to the portion of the LMA Deposit, as defined in Section 2.4 below, which is allocable to periods of time after the Closing, together with interest on one-half of the LMA Deposit at the rate of 5.5% per annum from the date hereof until Closing.

          2.2.3. The balance of the Purchase Price payable hereunder shall be paid in cash by the Buyer on the Closing Date by wire transfer of immediately available funds to such bank or other financial institution as shall be designated by Sellers at least one (1) business day prior to the Closing Date.

2.3. ADJUSTMENTS AND PRORATIONS. The operations of the Stations and the income and expenses attributable thereto up to 12:01 A.M. on the day of the Closing shall, except as otherwise provided in this Agreement and in that local marketing agreement ("LMA") to be entered into between the parties in the form attached hereto as Exhibit 2 at the time the Effective Time, be for the account of the Sellers and thereafter shall be for the account of Buyer. Expenses such as power and utility charges, lease rents, property taxes according to year of payment, frequency discounts, annual license fees (if any), wages, commissions, payroll taxes, and other fringe benefits of employees of the Sellers who enter the employment of the Buyer, and similar deferred items shall be prorated between the Sellers and the Buyer. Prepaid deposits shall also be prorated between the Sellers and the Buyer. Employees' employment with the Sellers shall be terminated as of the Closing Date, and Buyer shall employ employees of its choice from and after said date upon terms acceptable to Buyer and such employees. Any prorations shall be made and paid insofar as feasible at the Closing, with a final settlement within ninety (90) days after the Closing.

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2.4.      LMA. Any material breach or any default under this
          Agreement shall be a breach or default of the LMA by the breaching party, and any material breach or any default under the LMA shall be a breach or default of this Agreement by the breaching party. At the Effective Time, the Buyer shall pay to Sellers the sum of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00) as a prepayment of payments called for under the LMA with respect to radio station WBAH(AM), and upon approval of the HSR Filing (as defined in Section 7.7 below), Buyer shall pay to Seller the additional sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) as a prepayment of payments called for under the LMA with respect to radio stations KAHZ(AM) and KIDR(AM) (as initially funded and subsequently increased, the "LMA Deposit").

2.5. NON-COMPETITION AGREEMENT. On the Closing Date, the Buyer shall enter into a non-competition agreement with Christopher T. Dahl ("Dahl") the form attached hereto as Exhibit 3 (the "Non-Competition Agreement"), pursuant to which Dahl will agree not to own, operate or be employed by a radio station broadcasting from a site within 100 miles of any site from which any of the Stations broadcast for a period of two (2) years, and Buyer, in consideration thereof, shall make a lump sum payment to Dahl in the amount of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) on the Closing Date.

2.6. PARTIAL CLOSING ADJUSTMENTS. Further adjustments to the purchase price payable hereunder may be made pursuant to the provisions of Sections 6.1 and 7.3 below.

2.7. ASSUMED LIABILITIES. Except as expressly provided for in this Agreement or the Leases and Agreements listed on the Schedules hereto, at the Closing Buyer shall not assume, incur or be charged with, in connection with the transactions herein contemplated, any liabilities or obligations of any nature whatsoever, contingent or otherwise. Without limitation of the foregoing, Buyer shall not assume any obligations to the Stations' employees under any employee benefit plans or employment contracts.

2.8. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets by Buyer and the Sellers as set forth in the attached Schedule F. The values of the Acquired Assets with respect to each of the Stations are set forth with an aggregate allocation value as to all Acquired Assets associated with the operation of each of the Stations set out thereon as the station aggregate value (the "Station Aggregate Value") for each of the Stations. Such allocation will be used for all purposes, including preparation and filing of IRS Form 8594 with respect to the transactions contemplated by this Agreement.

2.9. SECURITY AGREEMENT AND INTERCREDITOR AGREEMENT. At the Effective Time, and upon Buyer's funding of the Escrow Deposit and the LMA Deposit, Sellers agree to execute and deliver to Buyer a Security Agreement in the form attached hereto as Exhibit 4, and Buyer agrees to execute and deliver to Sellers' lender, Foothill Capital Corporation, an Intercreditor Agreement in the form attached hereto as Exhibit 5.

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                                    ARTICLE 3
                          THE SELLERS' REPRESENTATIONS,
                            WARRANTIES AND AGREEMENTS

          The Sellers represent, warrant and agree as follows, which representations and warranties shall be deemed to have been made again at Closing and which agreements shall remain in effect from the date hereof until the Closing or such later time specified herein:

3.1. CORPORATE EXISTENCE AND POWERS. The Sellers, except CR New York, are corporations organized and existing in good standing under the laws of the State of Minnesota, with full power and authority to enter into this Agreement and the other Transaction Documents (as defined herein) and to enter into and complete the transactions contemplated herein and therein without shareholder approval; CR New York is a corporation organized and existing in good standing under the laws of the State of New Jersey, with full power and authority to enter into this Agreement and the other Transaction Documents (as defined herein) and to enter into and complete the transactions contemplated herein and therein; CR Dallas is, and will be at the time of Closing, qualified to do business in the State of Texas; and CR Phoenix is, and will be at the time of Closing, qualified to do business in the State of Arizona and neither the nature of the business of the Stations, nor the character of the properties owned, leased or otherwise held by Sellers for use in the business of the Stations makes any qualification necessary in any other state, country, territory or jurisdiction; all required corporate actions have been taken by the Sellers to make and carry out this Agreement and the other Transaction Documents and the transactions contemplated herein and therein; this Agreement constitutes, and upon execution and delivery, each other Transaction Document will constitute a valid and binding obligation of Sellers enforceable in accordance with its terms; the execution of this Agreement and the other Transaction Documents and the completion of the transactions herein and therein involved will not result in the violation of any law, regulation, order, license, permit, rule, judgment or decree to which any of the Sellers, the Acquired Assets or the Stations, is subject, or conflict with or constitute the breach of any contract, agreement or other commitment to which any of the Sellers is a party or by which they are bound or as to which any of the Acquired Assets or the Stations are subject or affected, or conflict with or violate any provision of any of the respective Sellers' certificates of incorporation, bylaws or other organizational documents; and, except for receipt of the Commission's Consent (as defined herein) with respect to the assignment of the Licenses to Buyer, no other consents of any kind are required that have not been obtained for the Sellers to make or carry out the terms of this Agreement and the other Transaction Documents, except with respect to those consents identified on Schedule B or D which are required of parties to Leases and Agreements listed on Schedule B or D or with respect to assignment and assumption of specific contract rights and obligations. The Sellers shall use their best efforts to obtain third party consents with respect to any of the Leases and Agreements designated on Schedule B or D as "material," to the extent required by such documents. Buyer shall cooperate with the Sellers in obtaining all such required consents. As used herein, the term "Transaction Documents" refers collectively to this Agreement, the LMA, the Assignment of Licenses, the Warranty Deeds, an Assignment and Bill of Sale and any

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          other agreements to be executed and delivered by any Seller hereunder or as otherwise contemplated herein.

3.2. COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Sellers are not in violation of, and have not received any notice asserting any material noncompliance by Sellers with, any applicable statute, law, rule or regulation, whether federal, state, local or otherwise, in connection with the ownership of the Acquired Assets. Sellers have complied and are in compliance in all material respects with all laws, regulations and governmental orders applicable to Sellers' operation of the Stations and ownership of the Acquired Assets, except as disclosed on Schedule A. Sellers have obtained and hold all permits, licenses and approvals (other than the Licenses), none of which has been rescinded and all of which are in full force and effect, from all Governmental Authorities (as defined herein) necessary in order to conduct the operations of the Stations in accordance with applicable law, as presently conducted and to own, use and maintain the Acquired Assets, all of which permits, licenses and approvals are identified on Schedule A. As used herein, "Governmental Authorities" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state of the United States or the District of Columbia. No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other Transactional Documents by any Seller or the performance by any Seller of its obligations hereunder or thereunder except compliance with any applicable requirements of the Communications Act of 1934 as amended, (the "Communications Act") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"). Each of the License Subsidiaries is the holder of the Licenses indicated on Schedule A, all of which are valid, in full force and effect and which have been unconditionally issued for the full license term. The Licenses constitute all of the licenses, grants, permits, waivers and authorizations issued by the FCC and required for and/or used in the operation of the Stations as they are currently being operated. Each License Subsidiary is fully qualified to hold its Licenses. All ownership and employment reports, renewal applications, and other reports and documents required to be filed for the Stations have been properly and timely filed, except as noted on Schedule A. The Stations are operating in accordance with the Licenses, and in compliance with the Communications Act, and the rules and regulations of the Commission, including, without limitation, those regulations governing the Stations' equal employment opportunity practices and public files, and any other applicable laws, ordinances, rules and regulations, except as disclosed on Schedule A. Sellers have complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of Seller's antenna structures, and "no hazard" determinations for each antenna structure have been obtained. The Licenses are unimpaired by any act or omission of Sellers or their officers, directors, employees and agents and Sellers will not, without Buyer's prior written consent, by an act or omission, surrender, modify, forfeit or fail to seek renewals on regular terms, of any License, or cause the Commission or other regulatory authority to institute any proceeding for the cancellation or modification of any such License, or fail to prosecute with due diligence any pending application to the

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          Commission. There is not now pending, or to the best of Sellers'
          knowledge threatened, any action by or before the Commission or other regulatory authority to revoke, cancel, rescind, modify (except as to any applications by the Sellers shown on Schedule A) or refuse to renew in the ordinary course any of the Licenses, or any investigation, order to show cause, notice of violation, notice of inquiry, notice of apparent liability or of forfeiture or complaint against the Stations or Sellers, and Sellers have no knowledge of any basis for the commencement of any such proceeding in the future. Should any such action or investigation be commenced, order or notice be released, or complaint be filed, Sellers will promptly notify Buyer and take all actions necessary to protect the Stations and the Licenses from any material adverse impact. All reports, statements and other documents relating to the Stations filed by the Sellers or the Stations with the FCC or any other Governmental Authority were true, correct and complete in all material respects when filed.

3.3. FINANCIAL STATEMENTS. The Sellers have delivered to the Buyer unaudited balance sheets dated December 31, 1996, and December 31, 1997 (the latter of which are referred to herein as the "1997 Balance Sheets") and unaudited statements of operations for the twelve months ended December 31, 1996, and December 31, 1997, for each of the Stations, other than KIDR(AM), as to which no 1996 financial statements have been delivered. Such balance sheets and the notes thereto are true, complete and accurate in all material respects and fairly present the consolidated assets, liabilities and financial condition of the Stations as at the respective dates thereof, and such statements of operations and the notes thereto are true, complete and accurate in all material respects and fairly present the results of operations for the periods indicated, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

3.4. NO UNDISCLOSED LIABILITIES. None of the Stations has any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully reflected or reserved against in the 1997 Balance Sheets, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof (none of which liabilities and obligations is a liability for breach of contract, tort, infringement or violation of law); and the reserves reflected in the 1997 Balance Sheets are adequate, appropriate and reasonable.

3.5. ACQUIRED ASSETS. The Acquired Assets to be transferred to Buyer at Closing represent all the assets necessary for the Stations' current and continuing operations; until Closing, none of the Acquired Assets will be sold, leased or otherwise disposed of unless replaced by a substantially similar asset of equal or greater value, and, at Closing, all of the Acquired Assets shall be owned by and transferred by the Sellers to Buyer free and clear of all liens, encumbrances, interests or restrictions of any kind whatsoever excepting only those obligations, liens or encumbrances expressly provided to be assumed by Buyer herein or the Leases and Agreements listed on Schedule B or D. The Acquired Assets have been maintained in good condition, subject to normal wear and tear. Since the date of the 1997 Balance Sheets, there has not been any material adverse change in the Acquired Assets; the Sellers are not aware of any circumstance that could cause a material adverse effect in

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          the Acquired Assets; the Sellers have conducted the business of the
          Stations in the Ordinary Course of Business; and the Sellers have not taken any action that would be prohibited by Section 3.16. As used herein, the term "Ordinary Course of Business" means, with respect to Sellers, the ordinary course of business of the Stations consistent with the past practices of Sellers and recognizing that the Sellers ended the 24-hour distribution of their Aahs World RadioK format as of midnight, January 30, 1998, and have since maintained a 24-hour all-music format at the Stations without any sales of advertising time, except with respect to WBAH-AM, which has been programmed by Buyer.

3.6.      REAL ESTATE.

          3.6.1. OWNED PROPERTIES. Schedule B sets forth a list of all real property owned by the Sellers ("Owned Real Property"). With respect to each parcel of Owned Real Property, except as disclosed on Schedule B, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any person the right of use or occupancy of any portion of such parcel and there are no outstanding actions or rights of first refusal to purchase such parcel or any portion thereof or interest therein.

          3.6.2.    LEASED  PROPERTIES.  Schedule B sets forth a list of all

                    real property leased by the Sellers (the "Leased Real Property") and all of the leases (the "Leases") of the Leased Real Property. With respect to the Leased Real Property, except as disclosed on Schedule B, (a) all obligations of the landlord or lessor under the Leases that have accrued have been performed, and no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease; (b) all obligations of the tenant or lessee under the Leases that have accrued have been performed, and Sellers are not in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Sellers; and (c) there are no consents of any landlord or lessor required to transfer the Leased Real Property to Buyer.

          3.6.3. TITLE AND DESCRIPTION. Sellers hold a valid and enforceable freehold interest in the Owned Real Property and valid and enforceable leasehold interests in the Leased Real Property pursuant to the Leases as shown on Schedule B, subject only to the right of reversion of the landlord or lessor under the Leases and those rights of third parties disclosed on Schedule B.

          3.6.4. PHYSICAL CONDITION. There is no defect in the physical condition of any improvements located on or constituting a part of the Real Property. The Real Property, including, without limitation, such improvements, is in good condition

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                    and repair and is adequate for the uses to which it is being put, and the Real Property is not in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. The soil condition of the Real Property is such that it will support all of the improvements thereon for the foreseeable life of the improvements without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

          3.6.5. UTILITIES. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Real Property as it is now improved and operated are installed and connected pursuant to valid permits, are sufficient to service the Real Property and are in good operating condition except in such case as will not materially detract from the marketability or value of the Real Property and do not impair the operations of the lessee thereof.

          3.6.6. COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS. Sellers have received no notice from any Governmental Authority of any violation of any zoning, building, fire, water, use, health, or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Real Property that has not been heretofore corrected, and know of no such violation or violations that now exist that would materially detract from the marketability or value of the Real Property or impair the operations of the occupant thereof in any material respect. Sellers' improvements located on or constituting a part of the Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) are in compliance with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use, or health laws, ordinances, codes, regulations, licenses, permits and authorizations, and there are presently in effect all certificates of occupancy, licenses, permits and authorizations required by law, ordinance, code or regulation or by any governmental or private authority having jurisdiction over the ownership or operation of the Sellers' businesses or any of the Acquired Assets, including the Stations and the Real Property or any portion thereof, or the occupancy thereof or any present use thereof, except such non-compliance as will not materially detract from the marketability or value of the Real Property and do not impair the operations of the occupant thereof in any respect. All such approvals required by law, ordinance, code, regulation or otherwise to be held by the occupant of any of the Real Property shall be transferred to Buyer at Closing, if and to the extent transferable. There is legally enforceable pedestrian and vehicular access to the Real Property.

          3.6.7. REAL PROPERTY TAXES. Sellers have received no notice of any pending or threatened special assessment or reassessment of all or any portion of any of the Real Property.

          3.6.8. CONDEMNATION. There is no pending or, to Sellers' knowledge, threatened condemnation of all or any part of the Real Property.

          3.6.9. INSURABILITY. Sellers have not received any notice from any insurance company of any material defects or inadequacies in the Real Property or any part thereof, which would materially, adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance.

3.7.      CONTRACTS,  LEASES, AGREEMENTS,  ETC. Each of the Leases and
                    Agreements are in full force and effect, and there are no outstanding notices of cancellation, acceleration or termination in connection therewith except as noted upon Schedule B or D. Sellers are not in breach or default in connection with any of the Leases and Agreements and, to the best of Sellers' knowledge, there is no basis for any claim, breach or default with respect to Sellers or any other party under any of said Leases and Agreements. Sellers have made available to Buyer true and correct copies of all agreements and instruments listed on Schedule D, and will make available to Buyer true and correct copies of any additional agreements, leases and contracts entered into by the Sellers in Ordinary Course of Business, as provided in Section 1.4 hereof. On the Closing Date there will be no Leases or Agreements relating to the Stations (not including this Agreement and the LMA) which will be binding on the Buyer other than those specifically identified herein, including the Schedules attached hereto, as assumed by Buyer, or as otherwise approved in writing by Buyer.

3.8.      LITIGATION. Except as set forth on Schedule G, no strike, labor dispute, investigation, litigation, court or administrative proceeding is pending or, to the best of Sellers' knowledge, threatened against the Sellers relating to the Stations, their employees or any of the Acquired Assets which may result in any change in the business, operations, assets or financial condition of the Stations or may materially affect Buyer's use and enjoyment of the Acquired Assets, or which would hinder or prevent the consummation of the transaction contemplated by this Agreement and the other Transaction Documents, and the Sellers know of no basis for any such possible action.

3.9.      ENVIRONMENTAL MATTERS.

          3.9.1. ENVIRONMENTAL REPRESENTATION OF SELLERS. Sellers are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment ("Environmental Laws") (which compliance includes, but is not limited to, the possession by such Sellers of any permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof) with respect to the Real Property and the business of the stations. None of Sellers has received any communication (written or oral), whether from a Governmental Authority, citizens' group, employee or otherwise, alleging that Sellers are not in such compliance, and to the Sellers' knowledge, there are no past or present actions, activities, circumstances, conditions, covenants or incidents that may prevent or interfere with such compliance in the future. Sellers have not participated in nor approved, nor has there occurred, to the best of their knowledge, except as disclosed on Schedule B, any production, disposal or storage on the Real Property of any hazardous waste or toxic substance, nor does such waste or substance exist on the Owned Real Property (above or beneath the surface), nor is there any proceeding or inquiry, by any governmental authority (federal or state) with respect to the presence of such waste or substance on the Real Property to the best of the Sellers' knowledge, nor are there any underground storage tanks on the Owned Real Property, to the best of Sellers' knowledge. There is no Environmental Claim (as defined below) pending, or to the knowledge of Sellers, threatened against any Seller with respect to the Owned Real Property or the business of the Stations or, to the best of the Sellers' knowledge, against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed either contractually or by operation of law. To the best of the Sellers' knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Owned Real Property, any Seller or the business of the Stations that could form the bases of any Environmental Claim against any Seller or against any Person whose liability for any Environmental Claim any Seller has or may have retained or assumed either contractually or by operation of law. As used herein, "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability arising out of, based on or resulting from (a) the presence or release of any hazardous waste at any location, whether or not owned or operated by the Seller or (b) circumstances forming the basis of any violation of any Environmental Law. "Hazardous waste" shall consist of the substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 USCss.9601, et seq., or in the Hazardous Materials Transportation Act, 49 USCss.1801, et seq., or in the Resources Conservation and Recovery Act, 42 USCss.6901, et seq., and all substances defined as "hazardous waste" under the Statutes of the States of New Jersey, Texas and Arizona or any regulations adopted pursuant to those statutes.

          3.9.2. ENVIRONMENTAL COVENANT OF SELLERS. Sellers have provided Buyer with all information, surveys and reports in each Seller's or each Station's possession or control concerning the existence or possible existence of any underground storage tanks, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon gas, radioactive materials, liquid petroleum or liquid petroleum products, or other hazardous wastes, and any other reports, studies or documents in each Seller's or each Station's possession relating to each Seller's or each Station's potential liability under applicable Environmental Laws ("Environmental Contamination").

          3.9.3. RADIO FREQUENCY RADIATION. Other than in compliance with the Communications Act, the operation of the Stations does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio

                    Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 gHz" (ANSI C95.1-1982), issued by the American National Standards Institute. Renewal of the FCC Licenses would not constitute a "major action" within the meaning of
                    Section 1.1301, et seq., of the FCC's rules.

3.10. INSURANCE. The Sellers shall maintain in full force and effect all of their existing casualty, liability, and other insurance covering any or all of the Acquired Assets through the day following the Closing Date in amounts not less than those in effect on the date hereof, and Sellers have set forth on Schedule H an abstract of such casualty insurance coverage. Such coverage is for replacement value against risks commonly insured against in the radio broadcast industry and Sellers are not in default under any such policies. Sellers have not received any notice from any issuer of such policies of its intention to cancel, terminate or refuse to renew any policy issued by it to Sellers.

3.11.     ACCESS TO  INFORMATION  AND  CONFIDENTIALITY.  The  Sellers  shall give Buyer and its representatives reasonable access during normal business hours throughout the period prior to Closing to the operations, properties, books, accounting records, contracts, agreements, leases, commitments, programming, technical and sales records and other records of and pertaining to the Stations; provided, however, such access shall not disrupt the Sellers' normal operation. The Sellers shall furnish to Buyer all information concerning the Stations' affairs as Buyer may reasonably request. Buyer will maintain the confidentiality of all the information and materials delivered to it or made available for its inspection by the Sellers hereunder. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer; (b) becomes publicly known or available other than through disclosure by Buyer;
          (c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to Sellers; or (d) is independently developed by Buyer as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section 3.11, Buyer may disclose such confidential information
          (x) to the extent required or deemed advisable to comply with applicable laws and regulations, (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Buyer will return to Sellers all confidential information prepared or furnished by Sellers relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

3.12. CONDUCT OF THE STATIONS' BUSINESS. Until Closing, without the written consent of Buyer, the Sellers shall not enter into any transaction, agreement or understanding (whether or not in writing) other than those in the Ordinary Course of Business; no employment contract shall be entered into by the Sellers relating to the Stations unless the same is terminable at will and without penalty; no material increase in compensation payable or to become payable, to any of the employees employed at the Stations shall be made; no material change in personnel policies, insurance benefits or other compensation arrangements shall be made; and the Sellers will cause the Stations to be operated in compliance with the Licenses and Permits and all applicable laws and regulations;

          the Sellers further represent, warrant and covenant:

          (a) Between the date hereof and Closing, the Sellers shall not take any action which will prevent or impede Buyer from obtaining at the Closing the actual and immediate occupancy and possession of the Stations and all of the Acquired Assets.

          (b) On the Closing date, the Sellers will be the owner of the Acquired Assets except such of the same replaced by substantially similar property of no less than equivalent value in the ordinary course of business, with good and marketable title thereto, free and clear of all liens and encumbrances, except liens for current taxes and assessments not yet due and payable or to secure obligations to be assumed by Buyer hereunder pursuant to the Leases and Agreements; and that between the date of this Agreement and the Closing, there will be no more than the ordinary normal wear and tear and expendability of the Acquired Assets, and that the Acquired Assets will be in good working condition.

          (c) The Sellers do not know of any facts relating to them or the Stations which would cause (i) the applications for assignment of the Licenses to Buyer to be challenged, (ii) the Commission to deny its consent to the assignments of the Stations' Licenses to Buyer, or (iii) the Commission to grant such applications for assignment subject to material adverse conditions to Buyer.

          (d) The Sellers will have duly filed all tax returns required to be filed by each of the Sellers on or before the Closing Date and will have paid and discharged all taxes, assessments, excises, levies, or other similar charges of every kind, character or description imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed thereon or in connection therewith (collectively, "Taxes") known to the Sellers which are due and payable and have not been paid and that would interfere with the Sellers' enjoyment of the Acquired Assets. There is no action, suit, proceeding, audit, investigation or claim pending or, to the Sellers' best knowledge, threatened in respect of any Taxes been proposed, asserted or threatened.

          (e) The Sellers shall (i) upon receiving notice or otherwise becoming aware of any violation relating to the Licenses, any violation by any of the Stations of any rules and regulations of the FCC, or any material violations under any other applicable laws and regulations, promptly notify Buyer and, at Sellers' expense, use reasonable commercial efforts to cure all such violations prior to the Closing Date, (ii) promptly notify Buyer in writing if the Station ceases to broadcast at its authorized power for more than 48 consecutive hours; such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Sellers, and (iii) promptly inform Buyer in writing of any material variances from the representations and warranties contained in this Article 3 that become known to the Sellers or any breach of any agreement hereunder by Sellers.

3.13. COPYRIGHTS, TRADEMARKS AND SIMILAR RIGHTS. The call letters listed on Schedule E are the call letters used by Sellers during the radio broadcast operations of the Stations to identify each of the respective Stations to its local audience. Sellers have full right and authority from the FCC to use such call letters except as may be provided in the Leases and Agreements. Sellers have not licensed or consented to, and have no knowledge of, any other entity's or individual's use of such call letters. There is no other name, trademark, service mark, copyright, or other trade, or service right or mark currently being used in the business and operations of the Stations other than those listed in Schedule E. Sellers pay no royalty to anyone for use of the General Intangibles and have the right to bring action for the infringement thereof to the extent permitted by applicable law. Sellers represent that the operations of the Stations do not infringe on any trademark, service mark, copyright or other intellectual property or similar right owned by others.

3.14. EMPLOYEES. Sellers shall be solely responsible for any and all liabilities and obligations Sellers may have to the employees of the Stations, including, without limitation, compensation, severance pay, incentive bonuses, health expenses, and accrued vacation time, sick leave and obligations under any of Sellers' employee benefit plans. Sellers acknowledge that Buyer has no obligation hereunder to offer employment to any employee of Sellers; however, Buyer shall have the right to hire such of the employees of the Stations as Buyer may select. With respect to any employee that Buyer hires, Sellers further acknowledge that Buyer shall have no obligation for, and shall not assume as part of the transaction contemplated by this Agreement, any compensation, incentive bonuses, health expenses, or "accrued vacation" or other accrued leave time of said employees as a consequence of their being hired by Buyer. Sellers also acknowledge that with respect to such employees as may be hired by Buyer, and where any such compensation, incentive bonuses, health expenses, or accrued leave time exists for said employees, Sellers will retain the responsibility for any liability arising therefrom. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity, or any liability under any employee benefit plans of Sellers, including, without limitation, any liability under the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended. Sellers shall comply with the provisions of the Worker Adjustment and Retraining and Notification Act and similar laws and regulations, if applicable, and shall be solely responsible for any and all liabilities, penalties, fines, or other sanctions that may be assessed or otherwise due under such applicable laws and regulations on account of the dismissal or termination of the employees of the Stations by Sellers.

3.15. LABOR RELATIONS. Schedule I lists the names, dates of hire and current annual salaries of all persons employed by the Sellers directly and principally in connection with the operation of the Stations. None of the Sellers is a party to or subject to any collective bargaining agreements with respect to any of the Stations. Sellers have no written or oral contracts of employment with any employee of the Stations, other than (i) oral employment agreements terminable at will without penalty, or (ii) those listed in Schedule
          D. The Sellers, in the operations of the Stations, have substantially complied with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll related taxes. To the best of Sellers' knowledge, there is no representation or organizing effort pending or threatened against or involving or affecting the Sellers with respect to employees employed at any of the Stations.

3.16. PRE-CLOSING COVENANTS. Between the date hereof and the Closing, the Sellers covenant that:

          3.16.1. FCC COMPLIANCE. The Sellers shall continue to operate the Stations in conformity with the terms of the Stations' Licenses and in conformity in all material respects with all applicable laws, regulations, rules and ordinances, including but not limited to the rules and regulations of the FCC. The Sellers shall file all reports, applications and other filings required by the FCC in a timely and accurate manner. Sellers will maintain the Licenses in full force and effect and take any action necessary before the FCC to preserve such Licenses in full force and effect without material adverse change. Sellers will not take any action that would jeopardize the License Subsidiaries' rightful possession of the Licenses, the potential for assignment of the Licenses to Buyer, or the unconditional renewal of the Licenses for full license terms. Sellers shall continue to prosecute any pending applications before the FCC in the ordinary course.

          3.16.2. CONDUCT OF BUSINESS. The Sellers shall conduct the business and technical operations of the Stations in the Ordinary Course of Business and consistent with past practices, and shall continue all practices, policies, procedures and technical operations relating to the Stations in substantially the same manner as heretofore.

          3.16.3. MAINTENANCE OF ASSETS. The Sellers shall maintain all of the Acquired Assets in a good condition and, with respect to the Personal Property, shall maintain inventories of spare parts at levels consistent with the past practices of the Sellers and the Stations. The Sellers shall not sell, convey, assign, transfer or encumber any of the Acquired Assets, except for the retirement of tangible Acquired Assets consistent with the normal and customary practices of the Sellers and the Stations.

3.17. NO MISLEADING STATEMENTS. To Sellers' knowledge, no statement, representation or warranty made by Sellers herein and no information provided or to be provided by Sellers to Buyer pursuant to this Agreement or the other Transaction Documents or in connection with the negotiations covering the purchase and sale contemplated herein contains or will contain any untrue statement of a material fact, or omits or will omit a material fact. There are no facts or circumstances known to Sellers and not disclosed herein or in the Schedules hereto that, either individually or in the aggregate, will materially adversely affect after Closing the Acquired Assets or the condition of the Stations.

3.18. CONSENTS. The Sellers shall use commercially reasonable efforts to obtain any third party consents required to assign to Buyer all Leases and Agreements. If, on the Closing Date, Sellers have not obtained any required consent for the assignment of any Lease and Agreement (other than the material Leases and Consents referred to in Section 8.4(d) hereof) to Buyer and the Closing occurs, then after the Closing Date, Sellers will continue to use commercially reasonable efforts, and the Buyer will cooperate with Sellers, to obtain any such consent and/or to remove any other impediments to the assignment of any such Lease and Agreement. From and after the Closing, until the valid assignment of all such Leases and Agreements, Sellers will take such lawful actions as are reasonably necessary to assure that Buyer shall receive the benefits of, and shall be obligated to perform the obligations of Sellers under, all such Leases and Agreements after the Closing Date to the same extent as if Buyer were a party thereunder (and Buyer agrees to cooperate with Sellers in connection with any such actions and to enter into, at the time of the Closing, any lawful arrangements in furtherance thereof (but at no additional cost to Buyer other than such costs as Buyer would incur as a party to such Leases and Agreements)).

3.19. SUPPLEMENTAL DISCLOSURE. From time to time prior to the Closing, the Sellers will promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of the Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless Buyer specifically agrees thereto in writing.

3.20 UNWIND AGREEMENTS. In the event that a Closing occurs hereunder prior to the receipt of a Final Order (as defined below), and upon the receipt of an FCC order requiring Buyer to return the Acquired Assets (including any Licenses issued by the FCC) to Sellers as a result of Sellers' failure to comply with the Communications Act or the rules and regulations of the FCC, Sellers agree that upon Sellers receipt of the Acquired Assets (including any Licenses issued by the FCC), Sellers shall return the Purchase Price to Buyer. In such event, Sellers and Buyer agree to cooperate to return the Acquired Assets to Sellers, the Purchase Price to Buyer and to otherwise place the parties in the same positions as they were in immediately prior to the Closing and to ensure that neither party has been otherwise economically damaged. The term "Final Order" as used herein shall mean an FCC order or action as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the grant and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

                                    ARTICLE 4
                     BUYER'S REPRESENTATIONS AND WARRANTIES

          The Buyer represents and warrants as follows, which representations and warranties shall be deemed to have been made again at Closing.

4.1. CORPORATE EXISTENCE AND POWERS. Buyer is a corporation organized and existing in good standing under the laws of the State of Delaware with full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and enter into and complete the transactions contemplated herein and therein; Buyer is, or will be at the time of Closing, qualified to do business in the States of New York, New Jersey, Texas and Arizona; all required corporate action has been taken by Buyer to make and carry out this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated herein and therein; this Agreement constitutes, and upon execution and delivery, each other Transaction Document will constitute, valid and binding obligation of Buyer enforceable in accordance with its terms; the execution of the Agreement and the other Transaction Documents to which it is a party and, once the consent referred to in the next clause of this sentence is obtained, the completion of the transactions herein involved will not result in the violation of any order, license, permit, rule, judgment or decree to which Buyer is subject or the breach of any contract, agreement or other commitment to which Buyer is a party or by which it is bound or conflict with or violate any provision of Buyer's certificate of incorporation, bylaws or other organizational documents; and except for the consent of the Commission to the assignment of the Licenses to Buyer and the consents identified by the Sellers on Schedule B or D, to the Buyer's knowledge, no other consent of any kind is required that has not been obtained for Buyer to make or carry out the terms of this Agreement.

4.2. BUYER'S QUALIFICATIONS. At Closing, Buyer will be legally and financially qualified to become the licensee of the Commission. Buyer does not know of any facts relating to it which would cause the Commission to deny its consents, or which would materially hinder or delay receipt of such consents, to the assignments of the Licenses to Buyer.


                                    ARTICLE 5
                              BREACH OF AGREEMENTS,
                         REPRESENTATIONS AND WARRANTIES

5.1.      BREACH OF THE  SELLERS'  AGREEMENTS,  REPRESENTATIONS  AND
          WARRANTIES. The Sellers shall jointly and severally indemnify and hold harmless Buyer and every affiliate of Buyer and any of its or their directors, members, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties arising out of ownership of the Acquired Assets or the operation of the Stations by the Sellers prior to Closing, and including without being limited to, reasonable counsel fees and reasonable accounting fees, sustained by Buyer by reason of, or arising out of or relating to, (i) any material breach of any warranty, representation, covenant or agreement of the Sellers contained herein or in any other Transactional Document or in the Schedules attached hereto, (ii) any error contained in any statement, report, certificate or other instrument delivered to Buyer by Sellers pursuant to this Agreement, (iii) any failure by Sellers to pay or discharge any liability relating to the Stations that is not expressly assumed by Buyer hereunder, (iv) any facts or circumstances described in Schedule G, or (v) the failure to comply with any applicable bulk sales or tax notice statutes; provided, however, that such indemnification shall be required only if written notice, with respect to any matter for which indemnification is claimed, is given.

5.2.      BREACH OF BUYER'S  AGREEMENTS,  REPRESENTATIONS  AND WARRANTIES.
          Buyer shall indemnify and hold harmless the Sellers and every affiliate of Sellers and any of their directors, members, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties arising out of ownership of the Acquired Assets or operation of the Stations by Buyer after Closing, and including without being limited to, reasonable counsel fees and reasonable accounting fees, sustained by the Sellers by reason of, or arising out of or relating to, any material breach of any warranty, representation, covenant or agreement of Buyer contained herein or any other Transaction Document; provided, however, that such indemnification shall be required only if written notice, with respect to any matter for which indemnification is claimed, is given.

5.3. THRESHOLD. Neither Buyer nor Seller shall be liable to the other for indemnification until the aggregate of all indemnification claims of the party seeking indemnification exceeds $25,000.00, but after such threshold is exceeded, the applicable party shall be entitled to indemnification for all claims.

5.4. SPECIFIC PERFORMANCE. Sellers acknowledge that the Acquired Assets to be transferred and assigned under this Agreement are unique and not readily bought or sold on the open market and, for that reason, among others, Buyer would be irreparably harmed by any breach or failure of the other party to consummate this Agreement, and monetary damages therefor will be highly difficult, if not wholly impossible, to ascertain. It is therefore agreed that this Agreement shall be enforceable by Buyer in a court of equity by a decree of specific performance, and an injunction may be issued restraining any transfer or assignment of the Acquired Assets contrary to the provisions of this Agreement pending the determination of such controversy. Sellers, for themselves and their successors and assigns, hereby waive the claim or defense that an adequate remedy at law exists. In the event of a suit by Buyer to obtain specific performance, and if Buyer shall prevail in such action, Buyer shall be entitled to reimbursement by Sellers of all reasonable attorneys' fees and other out-of-pocket expenses incurred by Buyer with respect thereto.

5.5. PROCEDURES: THIRD PARTY CLAIMS. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any claim or other assertion of liability by third parties which could give rise to a claim for indemnification hereunder (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's obligation to indemnify as set forth in this Agreement, unless, and then only to the extent, the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Article 5 resulting from any Claim, shall be subject to the following additional terms and conditions:

                     (a) Provided the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party with respect to the Claim and further satisfies the indemnified party as to its financial ability to satisfy such indemnification obligation, the indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                     (b) In the event that the indemnifying party shall either
          (i) elect not to undertake, or shall fail to satisfy any requirements to undertake, such defense or opposition, or (ii) fail to properly elect within thirty (30) days after notice of any such Claim from the indemnified party or thereafter fail to defend or oppose such Claim, then, in either such event, the indemnified party shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party.

                     (c) Anything in this Section 5.5 to the contrary notwithstanding, (i) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which includes any admission of liability or does not include as a term thereof the giving by the claimant or the plaintiff to the indemnified party of an unconditional release from all liability in respect of such Claim, and (ii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                     (d) The indemnifying party hereby agrees to pay the amount of any established Claim within fifteen (15) days after the establishment thereof. The amount of established Claims shall be paid in cash. Any amounts for such Claims not paid when due under this Article shall bear interest at a rate equal to 15% per annum until paid.

5.6. Sellers covenant that, upon the initiation by CBC of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under any jurisdiction (a "Liquidation Announcement"), Sellers shall enter into an escrow agreement with Buyer and a mutually agreeable esrow agent (the "Indemnity Escrow Agreement"). Sellers further covenant that, in the event an Indemnity Escrow Agreement is executed by the parties, the balance of the escrow fund contemplated by the Indemnity Escrow Agreement shall be One Million and no/100 Dollars ($1,000,000.00) during the first twelve months following the execution of this Agreement and Five Hundred Thousand and no/100 Dollars ($500,000.00) during the second twelve months following the execution of this Agreement regardless of the date on which a Liquidation Announcement is made and that such balance shall be applied to payment of any indemnification obligations owed by Sellers to Buyer under this Article V.

                                    ARTICLE 6
                            RISK OF LOSS; TERMINATION

6.1. BUYER'S OPTIONS. The risk of any loss, damage or destruction to any of the Acquired Assets to be transferred to the Buyer hereunder from fire or other casualty or loss shall be borne by the Sellers at all times prior to the Closing. Upon the occurrence of any material loss or damage to any of the Acquired Assets to be transferred hereunder as a result of fire, casualty, or other causes prior to the Closing, the Sellers shall notify the Buyer of same in writing immediately, stating with particularity the reasonable estimates of the loss or damage incurred, the cause of damage, if known, and the extent to which restoration, replacement and repair of the Acquired Assets lost or destroyed is believed reimbursable under any insurance policy with respect thereto. Provided the Sellers, at their sole expense, have not repaired, restored or replaced the damaged Acquired Assets to Buyer's reasonable satisfaction by the Closing, and if the Buyer is not then in default of this Agreement, Buyer shall have the option (but not the obligation) exercisable at the Closing to:

          (i) terminate this Agreement in which case none of the parties shall have any further liability to the other parties and all Escrow Funds shall be returned to Buyer, except that the Sellers shall have a reasonable period of time, not to exceed one hundred (100) days, to effect repairs of the damaged Acquired Assets before Buyer may exercise its option under this subparagraph 6.1 (i);

          (ii) postpone the Closing for up to one hundred eighty (180) days as necessary to allow the property to be completely repaired, replaced or restored, at the Sellers' sole expense, in which event the Sellers shall use their best efforts to complete such repairs; or

          (iii) elect to consummate the Closing and accept the property in its "then" condition, in which event the Sellers shall assign to Buyer all rights under any insurance claim covering the loss and pay over to the Buyer the proceeds under any such insurance policy previously received by the Sellers with respect thereto and provided that Buyer's election to proceed with the Closing under this Section 6.1(iii) shall not relieve Sellers of any of the indemnification obligations under Article 5 hereof with respect to damaged Acquired Assets or in any other respect.

6.2. TERMINATION BY EITHER PARTY. This Agreement may be terminated prior to Closing as follows:

                     (a)  by mutual agreement of Buyer and Sellers at any time;

                     (b) by Buyer, if not otherwise in material default or breach of this Agreement, by written notice to Sellers if any of the conditions specified in Section 8.4 is not satisfied in all material respects at the time for Commission consent as provided in Section 7.4 hereof or if satisfaction of any such condition is or becomes impossible, provided that in the event of a breach by any Seller of any covenant or agreement contained herein, Buyer shall first give Sellers written notice thereof, and if Sellers shall have undertaken to cure such breach within fifteen (15) days, they shall have a total of thirty (30) days to cure such breach, or if Buyer terminates the LMA upon an Event of Default (as defined therein) by Seller or in accordance with Section 6.1;

                     (c) by Sellers, if not otherwise in material default or breach of this Agreement, by written notice to Buyer if any of the conditions specified in Section 8.5 is not satisfied in all material respects at the time for Commission consent as provided in Section 7.4 hereof or if satisfaction of any such condition is or becomes impossible, provided that in the event of a breach by Buyer of any covenant or agreement contained herein, Sellers shall first give Buyer written notice thereof, and if Buyer shall have undertaken to cure such breach within fifteen (15) days, it shall have a total of thirty
          (30) days to cure such breach, or if Seller terminates the LMA upon an Event of Default (as defined therein) by Buyer; or

6.3. EFFECT OF TERMINATION. In the event this Agreement is terminated as provided in Section 6.2, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Stations; provided that the obligations of Buyer and Sellers in Sections 2.2.1, 3.9.5, 5.1, 5.2, 5.3, 5.5, 6.3, 7.2, 9.3, and 9.10
          shall survive such termination, and provided further that the termination of this Agreement shall not relieve any party for liability for any material breach of this Agreement, and provided further that, if this Agreement is terminated pursuant to Section 6.2(c) due to material breach or default by the Buyer of this Agreement, and the Sellers are not then in material breach or default of this Agreement, the Sellers shall be paid the Damages Escrow Funds in accordance with and subject to the terms of Section 1.2 of the escrow agreement attached as Exhibit 1-B hereto and this Section 6.2(c), together with any interest earned thereon, as liquidated damages, it being agreed that such payment shall constitute full payment for any and all damages suffered by Sellers by reason thereof and that Sellers shall have no rights to or claims for damages from Buyer. Sellers acknowledge and expressly agree that their right to receive the Damages Escrow Funds as liquidated damages shall be Sellers' sole and exclusive remedy (for damages or otherwise) under this Agreement in the event that it is terminated pursuant to Section 6.2(c) hereof, or in the event that the Closing does not occur due to a material breach or default by the Buyer of this Agreement (occurring when the Sellers are not in material breach or default of this Agreement) except that Sellers shall be entitled to recover its costs and legal fees incurred in any successful effort to collect the Damages Escrow Funds. Notwithstanding any other provision of this Agreement, Sellers and Buyer acknowledge and expressly agree that (i) until the satisfaction of all the conditions to Buyer's obligations to close under this Agreement and actual occurrence of the Closing. Sellers shall neither have nor be deemed to have any legal or equitable right, title or interest in the Purchase Price Escrow Funds or right to delivery thereof, (ii) Buyer shall retain all legal and equitable rights, title and interest in and to the Purchase Price Escrow Funds as the exclusive property of Buyer pending actual occurrence of the Closing and (iii) in any event, if this Agreement is earlier terminated for any reason, the Buyer shall be entitled to immediate return and delivery of the Purchase Price Escrow Funds free and clear of all claims of Sellers. Sellers and Buyer further acknowledge and agree that (i) Sellers shall neither have nor be deemed to have any legal or equitable right, title or interest in or to the Damages Escrow Funds or right to delivery thereof until either
         (x) a court of competent jurisdiction determines and finds by final order (that is not subject to appeal, review or rehearing, and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) that the Closing did not occur as the proximate result of a material breach or default by Buyer of this Agreement (occurring when Sellers were not in material breach or default of the Agreement) or (y) all -- the conditions to Buyer's obligations to close under this Agreement are satisfied and the Closing actually occurs;
         (ii) Buyer shall retain all legal and equitable rights, title and interests in and to the Damages Escrow Funds as the exclusive property of Buyer unless Sellers' rights to delivery of the Damages Escrow Funds mature in accordance with the preceding "(i)" of this sentence; and
         (iii) in the event that this Agreement is earlier terminated (except pursuant to Section 6.2(c) due to a material breach or default by the Buyer of this Agreement, and the Sellers are not then in material breach or default of this Agreement), Buyer shall be entitled to immediate return and delivery of the Damages Escrow Funds free and clear of all claims of Sellers.


                                    ARTICLE 7
                   APPLICATION FOR COMMISSION AND HSR APPROVAL

7.1. FILING AND PROSECUTION OF FCC APPLICATION. Buyer and the Sellers shall, not later than five (5) days after the Effective Time, join in applications to be filed with the Commission requesting its written consents to the assignments of the Licenses of the Stations from the License Subsidiaries to Buyer (or such other entity under common control with Buyer as Buyer may designate). The parties shall prepare their own portions of the applications. Buyer and the Sellers shall take all steps necessary to the expeditious prosecution of such applications to a favorable conclusion, using their reasonable best efforts throughout.

7.2. EXPENSES. The parties shall bear their own legal, accounting and other expenses in connection with the consummation of the contemplated transaction. The parties shall cooperate with the preparation of the Commission applications and in connection with the prosecution of such applications. The filing fees shall be shared equally between the Sellers on the one hand and the Buyer on the other.

7.3. DESIGNATION FOR HEARING. If, for any reason, any application for an assignment of any of the Licenses is designated for hearing by the Commission prior to grant thereof, the Buyer shall have the right by written notice within thirty (30) days of such designation for hearing, to exclude from the Acquired Assets those assets associated with the operation of the Station affected, and the Purchase Price payable hereunder shall be reduced by an amount equal to the Station Aggregate Value of the affected Station.

7.4. TIME FOR COMMISSION CONSENT. Subject to the provisions of Section 7.3 above, if the Commission has not given its written consents to the assignments of the Licenses set forth herein within five (5) months from the date of acceptance for filing of the applications for such assignments, any of the parties, if not then in default, may terminate this Agreement by giving written notice to the other parties. Upon such termination, if not otherwise in material breach or default of this Agreement, none of the parties shall have any right or liability hereunder and all Escrow Funds shall be returned to Buyer promptly.

7.5. CONTROL OF STATIONS. Until Closing, Buyer shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operations of the Stations, but such operations shall be the sole responsibility of the Sellers, subject to and consistent with all rules, regulations and policies of the FCC. On and after the Closing Date, the Sellers shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operations of the Stations.

7.6. SHARING INFORMATION. Each party hereto shall as promptly as possible, and in any event within five (5) business days, inform the other of any material communications between such party and the FCC or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response to such request.

7.7 HSR APPLICATION. Within five (5) days of the Effective Time, the parties shall complete any filing that may be required pursuant to HSR (the "HSR Filing"). Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with the requirements of HSR. Buyer and Sellers shall each pay half of any necessary HSR filing fees, and each party shall be responsible for its own counsel fees.

                                    ARTICLE 8
                                     CLOSING

          Subject to the terms and conditions herein stated, the parties agree as follows:

8.1. CLOSING DATE. The Closing of the transactions contemplated under this Agreement shall be held at such time and date as shall be mutually agreed by the Sellers and Buyer; provided, however, that in any event Buyer must close no later than five business (5) days after the Commission grants its consent to the assignments of the Licenses and all other conditions to Closing shall have been satisfied in all material respects on or before the Closing Date. (The date scheduled, or required to be scheduled for Closing hereunder is referred to herein as the "Closing Date.") Unless otherwise agreed by the parties in writing, the Closing shall take place at Buyer's counsel's offices in Washington, D.C.

8.2. THE SELLERS' OBLIGATIONS AT CLOSING. At Closing, the Sellers shall deliver to Buyer the following:

          (a) An Assignment of the Licenses described in Schedule A, Warranty Deeds as to the Owned Real Property and described on Schedule B and an Assignment and Bill of Sale, or similar instruments, including third party consents to all "material" Leases and Agreements, transferring to Buyer all other Acquired Assets to be transferred hereunder, free and clear of all liens, encumbrances and restrictions of any kind whatsoever, except as expressly provided for in this Agreement or in the Leases and Agreements;

          (b)        The business records described in Section 1.7;

          (c) An opinion of the Sellers' counsel, addressed to Buyer, confirming the correctness of the Sellers' representations made in Sections 3.1 and 3.2;

          (d) A certificate of CBC's CEO verifying that the Sellers' representations, warranties and covenants as provided herein remain materially true and correct up to and through the Closing Date;

          (e) Certificates of Sellers' Secretary certifying as to Sellers' Articles of Incorporation, By-Laws, and Board of Directors approvals (all of which shall be attached thereto);

          (f) UCC reports dated not more than thirty (30) days prior to the Closing Date of the appropriate filing officers in the jurisdictions specified in Schedule J evidencing no judgments, financing statements, or liens on file with respect to the Acquired Assets, and, if such report evidences that judgments, financing statements, or liens are on file with respect to any of the Acquired Assets, a termination statement or other appropriate document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lien or a pay-off letter from such secured party or lienholder indicating that such party or lienholder will provide such release or termination statement upon receipt of payment from the proceeds of the sale contemplated herein;

          (g) Good and valid ALTA title insurance commitments dated as of the Closing Date insuring the Sellers' title as fee owner in each parcel of Owned Real Property; in each instance, the title shall be insured by means of the preferred policy used in the location where such real estate exists, and each such policy, as to the insurer, the insured, the dollar limit and amount of coverage and the exceptions and conditions thereof shall be, in all respects, in form and substance reasonably satisfactory to the Buyer;

          (h) Internal Revenue Service Form 8594 completed by the Sellers in connection with the acquisition of the Acquired Assets by the Buyer;

          (i) A check or checks, or other evidence of payment acceptable to Buyer, with respect to the expenses payable by Sellers, if any, on the Closing Date in accordance with the Agreement;

          (j) Such other documents and instruments as might reasonably be requested by Buyer to consummate the transaction contemplated hereunder consistent with the intent expressed herein; and

          (k)        Escrow instructions releasing the Damages Escrow Funds to
                     Buyer.

          (l)        The Non-Competition Agreement executed by Dahl.

8.3. BUYER'S OBLIGATIONS AT CLOSING. At Closing, Buyer shall deliver to CBC the following:

          (a)        The Purchase Price in the manner set forth in Section 2.2;

          (b) An Agreement to assume the obligations of Sellers under the Leases and Agreements with respect to periods of time from and after Closing;

          (c) An opinion of Buyer's counsel, addressed to the Sellers, confirming the correctness of certain of the Buyer's representations made in Section 4.1;

          (d) Internal Revenue Service Form 8594 completed by the Buyer in connection with the acquisition of the Acquired Assets from the Sellers;

          (e) A check or checks, or other evidence of payment acceptable to Sellers, with respect to the expenses payable by Buyer, if any, on the Closing Date in accordance with the Agreement; and

          (f) Such other documents and instruments as might reasonably be requested by Sellers to consummate the transactions contemplated hereunder consistent with the intent expressed herein.

8.4. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

          (a) The written consents of the Commission to the assignments of the Licenses to Buyer subject to the provisions of
                     Section 7.3 above, provided that any such approvals are without any condition that is materially adverse to Buyer;

          (b) The satisfaction at or before Closing in all material respects of all agreements, obligations and conditions of the Sellers hereunder required to be performed or complied with by them on or before Closing;

          (c) The material accuracy of the representations and warranties made by the Sellers;

          (d) Written third party consents to all material Leases and Agreements where required by the terms of the Lease or Agreement or substitution by Sellers of substantially equivalent rights without materially adverse impact upon Buyer's enjoyment of the Acquired Assets;

          (e) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

          (f) The LMA shall have become effective in accordance with the terms and conditions thereof and, from and after the date the LMA first becomes effective through and including the Closing Date, the LMA shall have not been terminated due to the Sellers' breach thereof; and

          (g)        Receipt of approval to the HSR Filing.

8.5. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

          (a) Subject to the provisions of Section 7.3 above, the written consents of the Commission evidencing its Final Approvals to the assignments of the Licenses to Buyer, provided that any such approval is without any conditions that are materially adverse to the Sellers;

          (b) The satisfaction at or before Closing in all material respects of all agreements, obligations and conditions of Buyer hereunder required to be performed or complied with by it at or before the Closing;

          (c) The material accuracy of the representations and warranties made by Buyer;

          (d) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

          (e) The LMA shall have become effective in accordance with the terms and conditions thereof and, from and after the date the LMA first becomes effective through and including the Closing Date, the LMA shall have not been terminated due to the Buyer's breach thereof;

          (f)        The termination of the CRN Agreement; and.

          (g)        Receipt of approval to the HSR Filing.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

9.1. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants of Sellers contained in this Agreement shall survive for a period of twenty-four (24) months after the Closing Date.

9.2. EXECUTION OF DOCUMENTS. The parties agree to execute all applications, documents and instruments which may be necessary for the consummation of the transactions contemplated hereunder, or which might be from time to time reasonably requested by any party hereto in connection therewith, whether before or after the date of Closing.

9.3. NOTICES. All notices, requests, elections, demands and other communications given pursuant to this Agreement shall be in writing and shall be duly given when delivered personally or by facsimile transmission (upon receipt of confirmation) or when deposited in the mail, certified or registered mail, postage prepaid, return receipt requested, and shall be addressed as follows:

          If to the Sellers
          (or any of them): Children's Broadcasting Corporation
                            724 First Street North, Fourth Floor
                            Minneapolis, Minnesota 55401
                            Attention: Mr. Christopher T. Dahl
                            Facsimile Number: (612) 338-4318

             with copy to:  Children's Broadcasting Corporation
                            724 First Street North, Fourth Floor
                            Minneapolis, Minnesota 55401
                            Attention: Lance W. Riley, Esq.
                            Facsimile Number: (612) 330-9558

          If to Buyer:      Radio Unica Corp.
                            8400 N.W. 52nd Street, Suite 101
                            Miami, Florida 33166
                            Attention: Mr. Joaquin F. Blaya
                            Facsimile Number (305) 463-5001
             with copy to:  Mr. Andrew Goldman
                            4 Miller Circle
                            Armonk, NY 10504
                            Facsimile Number (914) 273-0885

             and to: Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W.
                            Washington, D.C. 20005
                            Attention: John C. Quale, Esq.
                            Facsimile Number: (202) 371-7475

9.4. EXHIBITS AND SCHEDULES. All Exhibits and Schedules referred to herein are incorporated into this Agreement by reference for all purposes and shall be deemed part of this Agreement.

9.5. ENTIRE AGREEMENT. This Agreement together with all Exhibits and Schedules referred to herein, and the LMA contain all of the terms and conditions agreed upon by the parties hereto with respect to the transactions contemplated hereunder. No modification or amendment to any provision in this Agreement shall be effective unless made in writing and signed by the parties hereto.

9.6. ASSIGNABILITY. None of the parties may assign their rights or obligations under this Agreement without the prior written consent of the other parties, except that the Buyer may make an assignment to an entity under essentially common control as the assigning entity.

9.7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the representatives, heirs, estates, successors, and assigns of the parties hereto.

9.8. HEADING. The headings contained in this Agreement are for reference only and shall not effect in any way the meaning or interpretation of this Agreement.

9.9. COUNTERPARTS. This Agreement and any other instrument to be signed by the parties hereto may be executed by the parties, together or separately, in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.10. GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any dispute arising under or related to this Agreement shall be resolved by binding arbitration in Wilmington, Delaware in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and any judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal court having jurisdiction thereof. The prevailing party shall be awarded all of its legal fees, disbursements and costs of arbitration.

9.11. BROKER COMMISSION. The Sellers and Buyer each represent to the other that they have not engaged a broker in connection with the contemplated transaction, except that CBC has engaged Star Media Group, Inc., and Buyer has engaged Ted Hepburn Company and each party agrees to pay the respective commissions owed under such engagements and agrees to indemnify and hold the other party or parties harmless against any claims made by a broker through it or them in connection with the transactions contemplated hereunder.

9.12. SALES TAX. Any sales tax, including bulk sales taxes (if applicable), due upon consummation of this transaction will be computed at Closing and paid by the Seller and any claims or proceedings arising therefrom shall be the sole responsibility of Sellers. Sellers agree to indemnify and hold Buyer harmless against any such claims in connection with the transactions contemplated hereunder.

9.13. PUBLIC ANNOUNCEMENTS. Sellers and Buyer shall consult with each other before making any public statements with respect to this Agreement, the other Transaction Documents or the transactions contemplated herein or therein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consultation with or written consent of the other party, issue such press release or make such public statement as may be required by applicable law if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

9.14. MAIL. Sellers hereby authorize and empower Buyer from and after the Closing Date (a) to receive and open mail addressed to the Stations and (b) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Stations or the Acquired Assets. Sellers agree to deliver to Buyer any mail, checks or other documents received by them pertaining to the Stations or the Acquired Assets. Buyer agrees to deliver to Sellers any mail which it receives to which it is not entitled by reason of this Agreement or otherwise and to which Sellers is entitled.

9.15. CLAUSES SEVERABLE. The provisions of this Agreement are severable. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, the provision or its application shall be modified to the extent possible to reflect the expressed intent of the parties but in any event, invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provision or application.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto, by their properly authorized representatives, have caused this Agreement to be executed as of the day and date first above written.

CHILDREN'S BROADCASTING
   CORPORATION                                   RADIO UNICA CORP.


BY: /s/ James G. Gilbertson                      BY: /s/ Joaquin F. Blaya
   -----------------------------                     ---------------------------

ITS: COO                                         ITS: President
  -----------------------------                     ---------------------------

CHILDREN'S RADIO OF DALLAS, INC.                 KAHZ-AM, INC.


BY: /s/ James G. Gilbertson                      BY: /s/ James G. Gilbertson
  -----------------------------                     ---------------------------

ITS: COO                                         ITS: COO
  -----------------------------                     ---------------------------

CHILDREN'S RADIO OF PHOENIX, INC.                KIDR-AM, INC.


BY: /s/ James G. Gilbertson                      BY: /s/ James G. Gilbertson
  -----------------------------                     ---------------------------

ITS: COO                                         ITS: COO
  -----------------------------                     ---------------------------

CHILDREN'S RADIO OF NEW YORK, INC.               WJDM-AM, INC.


BY: /s/ James G. Gilbertson                      BY: /s/ James G. Gilbertson
  -----------------------------                     ---------------------------

ITS: COO                                         ITS: COO
  -----------------------------                     ---------------------------
                                       33